Exhibit 99.1

TeleTech Appoints Marc L. Holtzman to its Board of Directors

DENVER, July 16, 2014 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of analytics-driven, technology-enabled customer engagement solutions, today announced the appointment of Marc L. Holtzman to its Board of Directors. Mr. Holtzman will also serve as a member of the Audit Committee.

“We are pleased to welcome Marc as a member of TeleTech’s Board of Directors,” said Ken Tuchman, chairman and chief executive officer of TeleTech. “As we continue to expand our integrated suite of offerings and geographic footprint, his extensive international, financial, investment banking, and public-company board experience will provide vital additional expertise and leadership to our Board.”

Mr. Holtzman is Chairman of Meridian Capital HK, a Hong Kong private equity firm, and a member of the board of FTI Consulting, Inc., (NYSE:FCN) a global financial and strategic consulting firm, where he serves as a member of the nominating and corporate governance committee.  Between 2008 and 2012, Mr. Holtzman served as the executive vice chairman of Barclays Capital. From 2006 to 2008, he served as vice chairman of the investment banking division of ABN AMRO Bank. Between 1989 and 1998, Mr. Holtzman lived and worked in Eastern Europe and Russia, as co-founder and president of MeesPierson EurAmerica (a firm acquired by ABN AMRO) and as senior adviser to Salomon Brothers. Mr. Holtzman serves as a director of Sistema JSFC, (LONDON:SSA;GDR); and Bank of Kigali, a Rwandan bank. Between 2003 and 2005, Mr. Holtzman was President of the University of Denver; and between 1999 and 2003 he served in the cabinet of Governor Bill Owens as Colorado’s First Secretary of Technology. Mr. Holtzman holds B.A.in Economics from Lehigh University.

ABOUT TELETECH

TeleTech, founded in 1982, is a leading global provider of analytics-driven, technology-enabled services that puts customer engagement at the core of business success. The Company offers an integrated platform that combines analytics, strategy, process, systems integration, technology and operations to simplify the delivery of the customer experience for Global 1000 clients and their customers. This holistic multichannel approach improves customer satisfaction, increases customer loyalty and drives long-term profitability and growth. From strategic consulting to operational execution, TeleTech’s 41,000 employees speaking over 50 languages deliver results for clients in the automotive, communications and media, financial services, government, healthcare, technology, transportation and retail industries. Through the TeleTech Community Foundation, the Company leverages its innovative leadership to ensure that students in underserved communities around the globe have access to the tools and support they need to maximize their educational outcomes. For additional information, please visit teletech.com.

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Paul Miller	Elizabeth Grice
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